Exhibit 99.1

KIRBY CORPORATION	Contact: Brian Carey
713-435-1413
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2017 THIRD QUARTER RESULTS

•	2017 third quarter earnings per share of $0.52 compared with $0.59 in the 2016 third quarter

•	2017 third quarter earnings contribution of $0.03 per share from Stewart & Stevenson LLC

•
2017 fourth quarter earnings per share guidance of $0.40 to $0.55, including $0.03 to $0.05 per share earnings contribution from Stewart & Stevenson LLC, compared with $0.60 earned in the 2016 fourth quarter

•	Full year 2017 earnings per share guidance range updated to $1.90 to $2.05, compared to $2.62 earned in 2016 and prior guidance of $1.80 to $2.10 per share

Houston, Texas (November 1, 2017) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the third quarter ended September 30, 2017 of $28.6 million, or $0.52 per share, compared with $32.0 million, or $0.59 per share, for the 2016 third quarter.  Consolidated revenues for the 2017 third quarter were $541.3 million compared with $434.7 million reported for the 2016 third quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Our third quarter results were better than expected as the negative impact from hurricanes was more than offset by the combination of some cost recoveries from marine customers for delays, a rebound in volume demand after the hurricanes, and strength in our distribution and services segment, including Stewart & Stevenson LLC (“S&S”).  Inland utilization increased following Hurricane Harvey as pent-up demand and a stronger pricing environment for our customers’ products led to more liquid barge moves.  Although this increase in utilization may be temporary, utilization has remained firm into the fourth quarter.”

Mr. Grzebinski continued, “In our distribution and services segment, the legacy land-based business continued to operate in an oilfield services environment that incentivizes service sales.  We saw this in the continued strong demand in the third quarter for the remanufacture of pressure pumping equipment and overhaul of transmissions.  Fulfillment of new pressure pumping equipment orders remained steady compared to the second quarter of 2017, and were complemented by an uptick in demand for the sale of new transmissions and related parts.  S&S saw healthy demand for the manufacturing of new pressure pumping equipment and the sale of new product and related parts.  S&S’s earnings in the quarter were also aided by hurricane-related activity, as demand for rental standby power generation surged and S&S temporarily added shifts to relieve pent-up demand for service work in the aftermath of the storms.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2017 third quarter were $318.8 million compared with $359.0 million for the 2016 third quarter.  Operating income for the 2017 third quarter was $36.0 million compared with $55.5 million for the 2016 third quarter.  The cost and delay impact of Hurricanes Harvey and Irma was approximately $0.07 per share.  Approximately $0.04 per share was offset by some cost recoveries from customers for delays, and elevated utilization in the inland business for the remainder of the quarter due primarily to pent-up demand, increased need for logistical solutions, and a higher pricing environment for customers’ products.

In the inland market, barge utilization was in the mid-80% to mid-90% range for the quarter.  Operating conditions during the quarter were good prior to Hurricane Harvey’s arrival on the U.S. Gulf Coast at the end of August.  For the remainder of the quarter operating conditions were considerably challenged.  Unrelated upriver infrastructure challenges in September also increased delay days.  Demand for inland tank barge transportation of petrochemicals and black oil was higher compared to the 2016 third quarter, while demand for the transportation of refined petroleum products was slightly lower.  Both term and spot contract pricing were at lower levels relative to the third quarter of 2016, and spot contract pricing was stable sequentially.  The operating margin for the inland business was in the mid-to-high teens.

In the coastal market, utilization was in the low 60% to mid-60% range as the market weakened further in the third quarter and barges continued to move from term contracts into the spot market.  Revenues from the transportation of refined petroleum products, black oil, and crude oil were lower than the 2016 third quarter, while revenues from the transportation of petrochemicals were stable.  The operating margin for the coastal business was in the negative mid-single digits.

The marine transportation segment’s 2017 third quarter operating margin was 11.3% compared with 15.4% for the third quarter of 2016 as a result of weaker pricing in both marine markets and increased idle time in the coastal market as more barges operated in the spot market.

Segment Results – Distribution and Services
Distribution and services revenues for the 2017 third quarter were $222.5 million with operating income of $22.0 million, compared with 2016 third quarter revenues of $75.7 million and an operating profit of $4.6 million.

The legacy land-based distribution and services business continued to see strong demand for remanufactured pressure pumping units and transmission overhauls.  Revenues were higher and operating margins slightly lower sequentially as a result of an uptick in demand for the sale of new transmissions and increased sales of lower margin parts in the remanufacturing process.

S&S contributed $0.03 per share to 2017 third quarter earnings primarily due to elevated demand for rental equipment and increased service sales as a result of pent-up demand following hurricanes Harvey, Irma, and Maria.  S&S also realized sales of new product and related parts in the quarter while experiencing healthy demand for the sale of new pressure pumping equipment.

In the marine distribution and services business, revenues declined compared to the 2016 third quarter due to customer deferrals of major overhauls.  Gulf Coast oilfield services activity remained slow.  Demand in the power generation market was slightly lower in the quarter, both sequentially and compared to the 2016 third quarter, primarily due to the timing of major projects.

The distribution and services operating margin was 9.9% for the 2017 third quarter compared with 6.1% for the 2016 third quarter primarily as a result of increased activity in the land-based distribution and services business.

Cash Generation
EBITDA of $293.3 million for the 2017 first nine months compares with EBITDA of $336.1 million for the first nine months of 2016.  Cash flow was used to fund capital expenditures of $133.4 million, including $8.5 million for new inland tank barge and towboat construction, $41.2 million for progress payments on the construction of one new coastal articulated tank barge and tugboat unit (“ATB”), two 4900 horsepower coastal tugboats and six 5000 horsepower coastal ATB tugboats, and $83.7 million primarily for upgrades to the existing inland and coastal fleets.  In addition, cash used in acquisitions was $451.2 million, including $377.9 million for the acquisition of S&S; $68.0 million for the purchase of nine pressure tank barges, four inland tank barges and three inland towboats from a competitor; $1.4 million for the purchase of four inland tank barges; and $3.9 million for the purchase of a barge fleeting and marine fueling business in Freeport, Texas.  Total debt as of September 30, 2017 was $1.03 billion and Kirby’s debt-to-capitalization ratio was 26.4%.

Outlook
Commenting on the 2017 fourth quarter and full year market outlook and guidance, Mr.  Grzebinski said, “Our earnings guidance for the 2017 fourth quarter is $0.40 to $0.55 per share compared with $0.60 per share for the 2016 fourth quarter, and considers the full effect of the shares issued as part of the S&S acquisition.  Our full year earnings guidance is updated to $1.90 to $2.05 per share, compared to prior guidance of $1.80 to $2.10 per share.  Fourth quarter and full year guidance contemplates inland marine transportation utilization in the mid-80% range at the low end and mid-90% range at the high end.  In our coastal market, we expect utilization in the low 60% to mid-60% range for the fourth quarter.  In the coastal market we remain focused on managing costs and optimizing the equipment available for commercial use.”

Mr. Grzebinski continued, “In our distribution and services segment, we expect demand for pressure pumping remanufacturing to maintain at third quarter levels for the remainder of the year.  We anticipate demand for transmission overhauls will dip slightly in the fourth quarter, and demand for new transmissions will remain steady.  We also expect to deliver a new pressure pumping fleet in the fourth quarter.  For S&S, we are guiding to $0.03 to $0.05 per share, increased from prior guidance of $0.02 to $0.04 per share.  This includes the impact of higher average shares outstanding due to the shares issued for the acquisition.  We anticipate demand for rental equipment will return to normal levels.  In our marine and power generation distribution and services business we expect seasonally lower business levels sequentially.”

Kirby expects 2017 capital spending to be in the $175 to $185 million range, updated from previous guidance of $165 to $185 million.  Capital spending guidance includes approximately $50 million in progress payments on new coastal equipment, including a 155,000 barrel ATB, two 4900 horsepower and six 5000 horsepower coastal tugboats.  The balance of $125 to $135 million is primarily for five new inland tank barges and capital upgrades and improvements to existing inland and coastal marine equipment and facilities, as well as distribution and services facilities.

Conference Call
A conference call is scheduled for 7:30 a.m. central time tomorrow, Thursday, November 2, 2017, to discuss the 2017 third quarter performance as well as the outlook for the 2017 fourth quarter and year.  The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers.  The confirmation number is 5381009.  An audio playback will be available at 1:00 p.m. central time on Thursday, November 2, 2017, through 5:00 p.m. central time on Thursday, November 9, 2017, by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers.  The replay access code is 10113108.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2016 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, fork lifts, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$318,810	$359,031	$993,727	$1,115,677
Distribution and services	222,464	75,677	512,580	219,346
	541,274	434,708	1,506,307	1,335,023
Costs and expenses:
Costs of sales and operating expenses	378,340	282,168	1,048,176	847,975
Selling, general and administrative	51,689	40,645	144,338	133,948
Taxes, other than on income	6,518	5,445	19,511	16,317
Depreciation and amortization	51,206	50,142	147,669	148,427
Loss (gain) on disposition of assets	159	122	199	(39)
	487,912	378,522	1,359,893	1,146,628
Operating income	53,362	56,186	146,414	188,395
Other income (expense)	(113)	(120)	(230)	194
Interest expense	(5,388)	(4,507)	(14,310)	(13,213)
Earnings before taxes on income	47,861	51,559	131,874	175,376
Provision for taxes on income	(19,072)	(19,206)	(49,468)	(65,430)
Net earnings	28,789	32,353	82,406	109,946
Less: Net earnings attributable to noncontrolling interests	(182)	(343)	(538)	(895)

Net earnings attributable to Kirby	$28,607	$32,010	$81,868	$109,051

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.52	$0.59	$1.51	$2.03
Diluted	$0.52	$0.59	$1.50	$2.02
Common stock outstanding (in thousands):
Basic	54,765	53,455	53,966	53,449
Diluted	54,803	53,501	54,021	53,503

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$28,607	$32,010	$81,868	$109,051
Interest expense	5,388	4,507	14,310	13,213
Provision for taxes on income	19,072	19,206	49,468	65,430
Depreciation and amortization	51,206	50,142	147,669	148,427
	$104,273	$105,865	$293,315	$336,121

Capital expenditures	$40,928	$58,257	$133,437	$169,305
Acquisitions of businesses and marine equipment	$451,219	$4,641	$451,219	$125,632

	September 30,
	2017	2016
	(unaudited, $ in thousands)
Long-term debt, including current portion	$1,033,428	$726,004
Total equity	$2,876,128	$2,386,749
Debt to capitalization ratio	26.4%	23.3%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(unaudited, $ in thousands)

Marine transportation revenues	$318,810	$359,031	$993,727	$1,115,677

Costs and expenses:
Costs of sales and operating expenses	204,711	226,543	652,402	681,887
Selling, general and administrative	26,825	26,089	82,289	85,386
Taxes, other than on income	5,651	4,880	17,598	14,671
Depreciation and amortization	45,581	46,059	134,376	135,752
	282,768	303,571	886,665	917,696

Operating income	$36,042	$55,460	$107,062	$197,981

Operating margins	11.3%	15.4%	10.8%	17.7%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(unaudited, $ in thousands)

Distribution and services revenues	$222,464	$75,677	$512,580	$219,346

Costs and expenses:
Costs of sales and operating expenses	173,629	55,625	395,774	166,088
Selling, general and administrative	21,232	11,709	52,307	40,018
Taxes, other than income	856	554	1,879	1,607
Depreciation and amortization	4,773	3,155	10,557	9,773
	200,490	71,043	460,517	217,486

Operating income	$21,974	$4,634	$52,063	$1,860

Operating margins	9.9%	6.1%	10.2%	0.8%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2017	2016	2017	2016
	(unaudited, $ in thousands)

General corporate expenses	$4,495	$3,786	$12,512	$11,485

Loss (gain) on disposition of assets	$159	$122	$199	$(39)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2017	2016	2017	2016
Inland Performance Measurements:
Ton Miles (in millions) (2)	2,753	2,648	8,548	8,188
Revenue/Ton Mile (cents/tm) (3)	8.0	8.6	8.0	8.8
Towboats operated (average) (4)	215	227	224	236
Delay Days (5)	1,965	929	5,599	5,200
Average cost per gallon of fuel consumed	$1.61	$1.59	$1.71	$1.40
Barges (active):
Inland tank barges			848	881
Coastal tank barges			67	68
Offshore dry-cargo barges			5	6
Barrel capacities (in millions):
Inland tank barges			17.4	17.9
Coastal tank barges			6.2	6.0

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  Third quarter 2017 inland marine transportation revenues of $219,305,000 divided by 2,753,000,000 inland marine transportation ton miles = 8.0 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.